Exhibit 5.1
Maslon LLP Office Dial: 612.672.8200 www.maslon.com

April 27, 2023

Navidea Biopharmaceuticals, Inc.
4995 Bradenton Avenue, Suite 240
Dublin, Ohio 43017

Ladies and Gentlemen:

We have acted as counsel to Navidea Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of (i) up to $2,750,000 of shares (the “Equity Line Shares”) of common stock of the Company, par value $0.001 per share (“Common Stock”), from time to time, and (ii) an additional 200,000 shares (the “Commitment Shares” and together with the Equity Line Shares, the “Shares”) of Common Stock, in each case, pursuant to the terms of a Common Stock Purchase Agreement, dated as of April 26, 2023 (the “Purchase Agreement”), between the Company and Keystone Capital Partners, LLC. The offering of the Shares is covered by the Company’s Registration Statement on Form S-3, filed on February 8, 2021 with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), a related base prospectus dated February 16, 2021 and a prospectus supplement dated April 27, 2023 (the “Prospectus Supplement”). This opinion letter is being furnished in accordance with Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs.). As to any facts material to the opinions expressed herein, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

We are members of the bar of the State of Minnesota and express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States.

Subject to the foregoing and the other matters set forth herein, it is our opinion that the Shares, when issued, delivered and paid for as contemplated by the Purchase Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K dated April 25, 2023 and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act. We assume no obligation to update or supplement any of the opinions set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ MASLON LLP